EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Calls Warrants

• Company May Collect up to $10 Million Cash Infusion

• Call Results in Simplification of Capital Structure

Dallas, TX, April 14, 2004 — Collegiate Pacific (AMEX – BOO) today announced it has called for cancellation its outstanding, publicly traded warrants in accordance with the terms of its Warrant Agreement, dated May 26, 2000, by and between Collegiate Pacific and Continental Stock Transfer & Trust Company. Effective as of May 21, 2004, all warrants that are not exercised prior to the close of business on May 20, 2004, will be cancelled and the holder will be entitled to receive only $0.05 for each share of Collegiate Pacific common stock that could have been acquired upon the exercise of the warrant prior to the close of business on May 20, 2004.

These warrants were issued in May 2000 as a special dividend to Collegiate Pacific shareholders. Of the 4.3 Million warrants that were initially issued, approximately 2 million remain outstanding today. The warrants have an exercise price of $5.00 per share. Prior to the close of business on May 20, 2004, shareholders may either sell their warrants in the open market or exercise their warrants in accordance with the terms and conditions of the warrants.

Michael Blumenfeld, CEO of Collegiate Pacific stated: “The call of these warrants will have multiple effects on the Company:

1.	Assuming the full conversion of the warrants and receipt of $10 Million in new capital, Collegiate Pacific shareholder equity will increase to approximately $42 Million or about $4.50 per share.

2.	The application of these proceeds will be to eliminate all outstanding commercial bank debt and to increase our cash balances and working capital.

3.	At the conclusion of this call, the capital structure of Collegiate Pacific will be greatly simplified. We believe this simplified structure may enhance the atmosphere for additional investments in Collegiate Pacific from the professional investment community. It will provide clearer visibility as to the ongoing outstanding share count and satisfy the need for a more liquid float.

     Mr. Blumenfeld continued: “The successful conversion of these warrants will elevate Collegiate Pacific into a stronger and more attractive company capable of negotiating and potentially closing on a number of acquisitions for the benefit of our shareholders. It will dramatically enhance our ability to negotiate larger credit facilities and investments in the Company.”

     Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation’s number one team sports dealer.

     Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

CONTACT:	Collegiate Pacific, Dallas
Adam Blumenfeld, 972-243-0879

SOURCE:	Collegiate Pacific